As filed with the Securities and Exchange Commission on April 2, 1998
                                               Registration No. ____-______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         RICHMOND COUNTY FINANCIAL CORP.
   (exact name of registrant as specified in its certificate of incorporation)

DELAWARE                                 6036                    06-1498455
(state or other jurisdiction of    (Primary Standard            (IRS Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                              1214 CASTLETON AVENUE
                          STATEN ISLAND, NEW YORK 10310
                                 (718) 448-2800
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                          RICHMOND COUNTY SAVINGS BANK
                               401(K) SAVINGS PLAN
                            (Full Title of the Plan)

MICHAEL F. MANZULLI                       COPIES TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER     LAWRENCE M.F. SPACCASI, ESQUIRE
RICHMOND COUNTY FINANCIAL CORP.           MARC P. LEVY, ESQUIRE
1214 CASTETON AVENUE                      CATHLEEN M. DOWDIE, ESQUIRE
STATEN ISLAND, NEW YORK 10310             MULDOON, MURPHY & FAUCETTE
(718) 448-2800                            5101 WISCONSIN AVENUE, N.W.
                                          WASHINGTON, D.C.  20016
                                          (202) 362-0840
(Name, address,  including zip code,
and telephone number, including area
code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                      1933, check the following box. / X /

==================================================================================================
  Title of each Class of      Amount to be  Proposed Purchase   Estimated Aggregate  Registration
Securities to be Registered    Registered   Price Per Share(1)   Offering Price(2)       Fee
--------------------------------------------------------------------------------------------------
    Common Stock
   $.01 par Value            153,225 Shares     $18.688             $2,863,477         $ 845
--------------------------------------------------------------------------------------------------
    Participation
      Interests                   (3)                               $2,863,477           (4)
==================================================================================================

(1)The closing price of the common stock of Richmond County Financial Corp. on the Nasdaq National Market on March 30, 1998 in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act").
(2)Estimated solely for the purpose of calculating the registration fee.
(3)In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(4)The securities of Richmond County Financial Corp. (the "Company" or the "Registrant") to be purchased by the Richmond County Savings Bank 401(k) Savings Plan are included in the amount shown for Common Stock. Accordingly, pursuant to Rule 457(h)(2), no separate fee is required for the participation interests. In accordance with Rule 457(h) under the Securities Act, the registration fee has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.

RICHMOND COUNTY FINANCIAL CORP.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for Richmond County Savings Bank 401(k) Savings Plan ("Savings Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Savings Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

      (a) The Prospectus filed with the SEC by the Registrant and declared effective on December 16, 1997, which includes the consolidated balance sheet of Richmond County Savings Bank (the "Bank") (the Company did not acquire the Bank until February 17, 1998), and subsidiaries as of the years ended June 30,1997 and 1996 and the short period ending August 31, 1997, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the three years in the period ended June 30, 1997, and the short period ending August 31, 1997, together with the related notes and the report, dated August 22, 1997, of Ernst & Young LLP, independent certified public accountants; and which also includes the statements of net assets available for plan benefits of the Savings Plan as of December 31, 1996, and December 31, 1995, and the related statements of changes in net assets available for plan benefits as of December 31, 1996, and December 31, 1995 together with the related notes and the report, dated July 14, 1997, of Ernst & Young LLP.

      (b) The Form 10-Q report filed by the Company for the fiscal quarters ending September 30, 1997, and December 31, 1997, (File No. 0-23271) filed with the SEC on January 29, 1998, and February 10, 1998, respectively.

      (c) The description of Registrant's Common Stock contained in Registrant's Form 8-A (File No. 0- 23271), as filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, on October 27, 1997 and declared effective December 15, 1997, as incorporated by reference from the Company's Form S-1 declared effective on December 15, 1997.

      (d) All documents filed by the Company and the Savings Plan, where applicable, pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The  Common  Stock to be offered  pursuant  to the  Savings  Plan has been
registered  pursuant  to  Section  12  of  the  Exchange  Act.  Accordingly,   a
description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

      The consolidated statements of financial condition of the Bank and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, equity capital, and cash flows for each of the years in the three-year period ended June 30, 1997, together with the related notes and the reports of Ernst & Young LLP independent certified public accountants, dated August 22, 1997 incorporated by reference in this Registration Statement, have been incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

      The statements of assets available for distribution of the Savings Plan as of December 31, 1996 and 1995, and the related statements of changes in assets available for distribution for the years then ended, together with the related notes, schedules and the report of Ernst & Young LLP, independent certified public accountants, dated July 14, 1997 incorporated by reference in this Registration Statement, have been incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists.


      In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:
-----

      A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

      B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

      C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

      D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

      E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

      F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH: A Director of this Corporation  shall not  be personally liable to the
--------
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the

Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

      Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

      The Registrant is also permitted to maintain directors' and officers' liability insurance covering its directors and officers and has obtained a directors' and officers' liability and corporation reimbursement policy which (subject to certain limits and deductibles) (i) insures officers and directors of the Registrant against loss arising from certain claims made against them by reason of their being such directors or officers, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.   LIST OF EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

      3.1      Certificate of Incorporation of Richmond County Financial Corp.

      4 Documents defining the rights of security holders, including indentures. This exhibit is incorporated by reference from exhibit 3.1.1

      8 Tax Opinion not required. The Registrant has submitted or hereby undertakes to submit the Savings Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

      23.1     Consent of Ernst & Young LLP.

      24       Power of Attorney is located on the signature pages.
--------------------------
1 Incorporated herein by reference from the Exhibit of the same number contained in the Registration Statement on Form S-1 (SEC No. 333-37009), as amended, and declared effective on December 16, 1997.

ITEM 9.   UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material  information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

      (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Richmond County Financial Corp. certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 2, 1998.


                                      RICHMOND COUNTY FINANCIAL CORP.


                                      By:/s/ Michael F. Manzulli
                                         --------------------------------
                                         Michael F. Manzulli
                                         Chairman of the Board, Chief
                                         Executive Officer and President


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Manzulli) constitutes and appoints Michael F. Manzulli and Mr. Manzulli appoints Thomas R. Cangemi, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Name                        Title                                  Date

/s/ Michael F. Manzulli         Chairman of the Board,             April 2, 1998
-----------------------         Chief Executive Officer and
                                Director (principal
                                executive officer)

/s/ Thomas R. Cangemi           Senior Vice President, Chief       April 2, 1998
-----------------------         Officer, Secretary & Treasurer
Thomas R. Cangemi               (principal accounting
                                and financial officer)


/s/ Anthony E. Burke            Director                           April 2, 1998
-----------------------
Anthony E. Burke


/s/ Godfrey H. Carstens, Jr.    Director                           April 2, 1998
----------------------------
Godfrey H. Carstens, Jr.


/s/ Robert S. Farrell           Director                           April 2, 1998
-----------------------
Robert S. Farrell


/s/ William C. Frederick, M.D.  Director                           April 2, 1998
------------------------------
William C. Frederick, M.D.

/s/ James L. Kelley              Director                          April 2, 1998
---------------------------
James L. Kelley


/s/ T. Ronald Quinlan, Jr.       Director                          April 2, 1998
---------------------------
T. Ronald Quinlan, Jr.


/s/ Maurice K. Shaw              Director                          April 2, 1998
---------------------------
Maurice K. Shaw


THE PLAN.

    Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Richmond County Savings Bank 401(k) Savings
Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 2, 1998.


                                RICHMOND COUNTY SAVINGS BANK 401(K) SAVINGS PLAN

                                By: /s/ Dorothy Episcopia
                                    --------------------------
                                    Dorothy Episcopia

                                By: /s/ Charles F. Hermann III
                                    ---------------------------
                                    Charles F. Hermann III

                                    As Plan Administrator


                                  EXHIBIT INDEX
                                  -------------



                                                                                                        Sequentially
                                                                                                          Numbered
                                                                                                            Page
 Exhibit No.     Description                Method of Filing                                              Location
------------     ------------------         -------------------------------------------------------    -------------

     3.1         Certificate  of            Incorporated  herein  by  reference  from  the Exhibits
                 Incorporation  of          of  the  Registrant's  Registration Statement on Form
                 Richmond County            S-1 filed with the SEC and declared effective on
                 Financial Corp.            December 16, 1997.

      4          Documents defining         Incorporated herein by reference from Exhibit 3.1.              --
                 the rights of security
                 holders, including
                 indentures.

    23.1         Consent Ernst &            Filed herewith.                                                 11
                 Young LLP.

     24          Power of Attorney          Located on the signature page.                                  --

